EXHIBIT 99.1

New York, NY, January 7, 2009 - Infinity Capital Group, Inc. (OTCBB: ICGP "Infinity"), a business development company and public reverse merger investor, announced today a new addition to its management team.

Joseph M. Chiappetta has entered into an employment agreement to join Infinity as Vice President of Corporate Development & Managing Director with responsibility for Strategic Planning and Business Development. Mr. Chiappetta will focus on developing Infinity's strategic relationships and building Infinity's capital base.

Joe Chiappetta comes to Infinity with more than twenty years experience supporting growth companies in the areas of operations, business development, finance and money management. Prior to joining Infinity, Mr. Chiappetta Co-founded and served as Managing Partner of Blue Hill Capital Partners, LLC a Connecticut-based independent investment advisory firm with approximately $11 million in assets under management. Prior to founding Blue Hill, Mr. Chiappetta was a financial advisor with UBS Financial Services and previously was a founding member of Bear Ventures L.L.C a New York City based private equity investment fund where he served as Chief Operating Officer. Mr. Chiappetta attended the University of Pennsylvania and holds a BS degree from the University of Bridgeport.

About Infinity Capital Group, Inc.

Infinity Capital Group is a business development company that provides early-stage or mezzanine financing and management assistance to emerging growth companies. The company typically invests in companies that intend to go public through an IPO or by a reverse merger with an already public firm. It also looks to fund small public companies that are undergoing significant change in strategy. Investments by Infinity are not limited to any particular industry. For more information or to receive future press releases, go to Infinity's website through the following link: http://www.infinitybdc.com/contact.php


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This press release contains  "forward-looking  statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact:
Greg Laborde, Chairman & CEO
Infinity Capital Group, Inc.
212-962-4400
greg@infinitybdc.com